Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Increases Its Distribution Yield;

Also Announces Two Cash Distributions for the Month of September and a Special One-Time Cash

Distribution to be Paid in October

PHILADELPHIA, September 15, 2010 – On September 13, 2010, the Board of Directors (the “Board”) of FS Investment Corporation (“FSIC”) determined to increase its annual distribution yield to 7.35% (based on the current public offering price of $10.40 per share) and pay two semi-monthly cash distributions in September and a special one-time cash distribution in October.

The Board determined to increase the amount of semi-monthly distributions payable to shareholders of record from $0.03125 per share to $0.03185 per share, effective October 1, 2010. Based on the current public offering price of $10.40 per share, this expected increase would result in an increase in the annual distribution yield on FSIC’s common stock from 7.2% to 7.35% per annum. With respect to FSIC’s semi-monthly distributions for October 2010, the Board expects that shareholders of record as of October 13, 2010 and October 29, 2010 will be eligible to receive the increased distributions, which are expected to be paid on October 29, 2010. As previously announced, commencing in October 2010, FSIC intends to pay distributions on a monthly rather than quarterly basis.

The Board also declared two semi-monthly cash distributions of $0.03125 per share (an annualized rate of 7.2%) each for the month of September. Both distributions will be paid on September 30, 2010, the first to shareholders of record on September 13, 2010 and the second to shareholders of record on September 29, 2010.

Finally, the Board declared a special one-time cash distribution in an aggregate amount of $300,000 that will be paid on October 29, 2010 to shareholders of record on October 29, 2010. This special one-time distribution represents a distribution to all shareholders of approximately one cent per share based on the number of shares of FSIC common stock that are currently outstanding, but is subject to change based on the number of shares outstanding as of October 29, 2010. FSIC expects to declare one or more additional special distributions prior to the 2010 calendar year-end in order to comply with relevant U.S. tax regulations, which require regulated investment companies, or RICs, to distribute at least 90% of their net capital gains to shareholders.

“We are encouraged that FSIC’s performance has enabled us to increase our annual distribution yield from 7.2% to 7.35%,” stated FSIC’s Chairman and Chief Executive Officer, Michael C. Forman. “We attribute this to sound portfolio management and the unique attributes of the private debt asset class in which we invest. FSIC is designed to produce above-market current income and attractive total returns for our investors. We feel today’s announcements are consistent with our goals.”

The determination of the tax attributes of FSIC’s distributions is made annually as of the end of FSIC’s fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year. FSIC intends to update shareholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to shareholders will be reported to shareholders annually on a Form 1099-DIV.

The payment of future distributions on FSIC’s common stock, including special distributions, is subject to the discretion of the Board and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

Forward-Looking Statements

This announcement contains certain forward-looking statements, including statements with regard to the future performance of FSIC. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC makes with the Securities and Exchange Commission. FSIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About FS Investment Corporation

FSIC, an investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company (“BDC”). A BDC such as FSIC is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class. FSIC focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC is managed by FB Income Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”). GSO, with over $28 billion in assets under management, is the global credit platform of The Blackstone Group L.P. For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners

Franklin Square is a national distributor and sponsor of alternative investment products structured for the mainstream investor. Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers. Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts. Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.